Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Globecomm Systems Inc. 2006 Stock Incentive Plan of our reports dated August 30, 2006, with respect to the consolidated financial statements and schedule of Globecomm Systems Inc. (the ‘‘Company’’), management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended June 30, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, New York
November 21, 2006